Exhibit 1(c)

                    RESOLUTION OF THE BOARD OF DIRECTORS FOR
                         ALLSTATE LIFE INSURANCE COMPANY
                              AUTHORIZING MERGER OF
               ALLSTATE LIFE INSURANCE COMPANY SEPARATE ACCOUNT A
               INTO ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I


                  BE IT RESOLVED, that the Allstate Life Insurance Company ("Company"), pursuant to the provisions of Section 245.21 of the Illinois Insurance Code, hereby authorizes, the transfer and merger of the separate account designated Allstate Life Insurance Company Separate Account A into Allstate Financial Advisors Separate Account I (hereafter "AFA Separate Account").

         BE IT FURTHER RESOLVED, that AFA Separate Account, including the variable annuity contracts ("Contracts") previously issued through the Allstate Life Insurance Company Separate Account A, will be subject to the Resolution of the Board of Directors of the Company authorizing establishment of the AFA Separate Account.

         BE IT FURTER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

         I FURTHER CERTIFY, that the foregoing is in full force and effect as of the date hereof and this it is not in conflict with any of the provisions of the by-laws or charter of this Corporation.

         IN WITNESS WHEREOF, I set my hand and affix the official seal of said corporation on this 12th day of March, 2004.



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President                                          Secretary



[CORPORATE SEAL]